Exhibit 99.2
MATADOR RESOURCES COMPANY ANNOUNCES
2022 OPERATING PLAN AND MARKET GUIDANCE

DALLAS, Texas, February 22, 2022 -- Matador Resources Company (NYSE: MTDR) (“Matador” or the “Company”) today announced its full year 2022 operating plan and market guidance. A slide presentation summarizing Matador’s 2022 operating plan and market guidance is also included on the Company’s website at www.matadorresources.com on the Events and Presentations page under the Investor Relations tab. In a separate press release issued today, Matador also reported its financial and operating results for the fourth quarter and full year 2021.

Full Year 2022 Guidance Summary

Matador’s full year 2022 guidance estimates are summarized in the table below.

Guidance Metric	Actual 2021 Results	2022 Guidance Range	% YoY Change(1)
Total Oil Production	17.8 million Bbl(2)	21.0 to 22.0 million Bbl	+21%
Total Natural Gas Production	81.7 Bcf(3)	92.0 to 98.0 Bcf	+16%
Total Oil Equivalent Production	31.5 million BOE(4)	36.3 to 38.3 million BOE	+19%
D/C/E CapEx(5)	$513 million	$640 to $710 million	+31%
Midstream CapEx(6)	$31 million	$50 to $60 million	+79%
Total D/C/E and Midstream CapEx	$544 million	$690 to $770 million	+34%

(1) Represents percentage change from 2021 actual results to the midpoint of 2022 guidance range.

(2) One barrel of oil.

(3) One billion cubic feet of natural gas.

(4) One barrel of oil equivalent, estimated using a conversion factor of one barrel of oil per six thousand standard cubic feet of natural gas.

(5) Capital expenditures associated with drilling, completing and equipping wells.

(6) Primarily reflects Matador’s share of capital expenditures for San Mateo Midstream, LLC (“San Mateo”).

The full year 2022 guidance estimates presented in the table above are based upon the following key assumptions for 2022 drilling and completions activity and capital expenditures.

•Matador began 2022 operating five drilling rigs in the Delaware Basin. At February 22, 2022, the Company had contracted a sixth drilling rig to begin development of certain recently acquired properties in the western portion of its Ranger asset area in Lea County, New Mexico. The Company expects to operate these six drilling rigs across its various Delaware Basin asset areas throughout the remainder of 2022. Accounting for the anticipated impact of service cost inflation in 2022, the six-rig drilling program results in only a small increase to the Company’s expected 2022 capital expenditures for drilling, completing and equipping wells (“D/C/E capital expenditures”), as compared to the four-rig drilling program Matador conducted for the majority of 2021, primarily as a result of lower working interests associated with many of the wells Matador expects to drill and complete in 2022.
•Matador expects to turn to sales 80 gross (60.8 net) operated horizontal wells during 2022, all in the Delaware Basin, with an average completed lateral length of 9,850 feet. The Company estimates that 72 of these wells, or 90%, should have lateral lengths of two miles or greater.

•Matador expects to participate in 102 gross (8.9 net) non-operated wells that are anticipated to be turned to sales during 2022, almost all of which will be in the Delaware Basin, with an average completed lateral length of 9,000 feet. The Company estimates that 66 of these wells, or 65%, should have lateral lengths of two miles or greater and 98 of these wells, or 96%, should have lateral lengths greater than one mile.

•Matador estimates 2022 D/C/E capital expenditures of $640 to $710 million, as further detailed in the table below. In preparing these estimates, Matador included a 10 to 15% inflationary increase in D/C/E capital expenditures from those incurred during the fourth quarter of 2021 in anticipation of further increases in oilfield service costs throughout 2022. As further noted in the table below, Matador also anticipates a significant increase in the non-operated component of its 2022 D/C/E capital expenditures, as compared to 2021, which is attributable to expected increases in non-operated drilling and completion activities on certain of its properties, as well as service cost inflation.

D/C/E CapEx(1) Components	Actual 2021 Results	2022 CapEx Estimates	% YoY Change(2)
Operated	$432 million	$510 to $550 million	+23%
Non-Operated	$27 million	$70 to $80 million	+178%
Artificial Lift / Other Production Related	$36 million	$40 to $50 million	+25%
Capitalized G&A and Interest	$18 million	$20 to $30 million	+39%
Total D/C/E CapEx	$513 million	$640 to $710 million	+32%

(1) Capital expenditures associated with drilling, completing and equipping wells.

(2) Represents percentage change from 2021 actual results to the midpoint of 2022 guidance range.

•Matador’s 2022 D/C/E capital expenditures include 29 gross (15.2 net) operated Delaware Basin wells expected to be in progress at year-end 2022, as compared to 33 gross (28.1 net) operated wells in progress at year-end 2021, and the capital expenditures associated with these wells in progress at year-end 2022 would not contribute to Matador’s production in 2022.

•Matador estimates 2022 midstream capital expenditures of $50 to $60 million. This estimate reflects Matador’s 51% share of San Mateo’s 2022 estimated capital expenditures of approximately $98 to $118 million. San Mateo’s 2022 capital expenditures include a variety of projects needed to provide service for newly drilled wells operated by Matador and other San Mateo customers. Should San Mateo be awarded new midstream contracts by customers other than Matador during 2022, additional capital expenditures may be required, and any necessary adjustments to San Mateo’s 2022 capital expenditures would be made at that time.

Management Comments Regarding 2022 Operating Plan

Joseph Wm. Foran, Matador’s Founder, Chairman and CEO, commented, “The Board, the staff and I are pleased today to provide our 2022 operating plan and market guidance. We believe that 2022 should again be rewarding for Matador and all of its stakeholders, as we continue developing our excellent Delaware Basin assets, generating significant free cash flow, paying down debt, evaluating potentially accretive acquisition opportunities and returning cash to shareholders through increases to the dividend as our performance allows. We were pleased to announce yesterday that Matador’s Board of Directors declared a quarterly cash dividend of $0.05 per share payable in March 2022, amounting to $0.20 per share on an annualized basis, and consistent with the doubling of our dividend in the fourth quarter of 2021, as compared to the first three quarters of 2021.

“We began 2022 operating five drilling rigs in the Delaware Basin but have recently contracted a sixth drilling rig to begin development of certain recently acquired assets in the western portion of our Ranger asset area in Lea County, New Mexico, which are ‘bolt on’ positions to the Company’s existing acreage. We plan to operate these six rigs across our various Delaware Basin asset areas throughout 2022, and the 2022 drilling program is expected to focus on opportunities throughout our various Delaware Basin assets. Although we expect to turn to sales 15 wells in the Stateline asset area and nine wells on the Rodney Robinson leasehold in 2022, we are also excited to return to the development of high-quality targets in the Antelope Ridge, Rustler Breaks and Ranger asset areas. As in recent years, Matador’s 2022 drilling program will continue to focus on longer laterals, with 90% of the operated horizontal wells we turn to sales in 2022 anticipated to have lateral lengths of two miles or greater.

“We are anticipating a number of key milestones in 2022, as we did in 2021, that are expected to add significant value, while also positioning Matador for continued growth and free cash flow in the coming years. The first of these milestones was recently accomplished when production was turned to sales from 11 new Voni wells in the Stateline asset area, all of which had completed lateral lengths of approximately 12,000 feet, or about 2.3 miles. The second milestone should be realized in mid-to-late March when we turn to sales production from nine new Rodney Robinson wells in the western portion of our Antelope Ridge asset area. During April and May, we expect to reach a third milestone when we turn to sales production from 11 new wells in the Rustler Breaks asset area. During the latter portion of the third quarter, we should realize our fourth key milestone for 2022, when we turn to sales production from 16 wells in the Antelope Ridge asset area outside of the Rodney Robinson leasehold. The fifth and final milestone for 2022 should occur in late November and December when we turn to sales production from 11 new wells in the Ranger asset area, including seven wells drilled on the recently acquired acreage in the Ranger asset area.

“San Mateo concluded a record financial quarter in the fourth quarter of 2021 and a record year in 2021 and is poised for additional growth in 2022 as well. San Mateo has become a very strategic component of Matador’s overall business strategy over the years, as well as a top provider of ‘three-pipe’ midstream services to its customers in the Delaware Basin. San Mateo expects to generate free cash flow again in 2022. As they did last year, the San Mateo team will be working hard in 2022 to add new customers and throughput volumes to its midstream system, which, if successful, may require additional capital expenditures in 2022, but should lead to additional economies of scale for its midstream system.

“The Board, the staff and I are confident in our abilities to efficiently execute this 2022 operating plan. We are excited about the 2022 milestones in front of us, and the year is off to a good start in that regard. As you will see in this release, we expect to have record production results again in 2022 and should oil and natural gas prices continue to remain strong throughout 2022, we believe our 2022 operating plan, in the capable hands of our office and field staff, should generate record financial results and free cash flow as well.”

2022 Operating Plan

The table below provides Matador’s expectations for operated and non-operated wells to be turned to sales during 2022. Additional details regarding Matador’s drilling and completions program for 2022 are provided in the slide presentation accompanying this press release.

	Operated		Non-Operated		Total		Gross Operated
Asset/Operating Area	Gross	Net	Gross	Net	Gross	Net	Well Completion Intervals
Western Antelope Ridge (Rodney Robinson)	9	8.1	-	-	9	8.1	3-AVLN, 3-1BS, 2-2BS, 1-3BS
Antelope Ridge (All Other)	17	12.3	28	1.5	45	13.8	6-1BS, 8-2BS, 3-3BS
Arrowhead	2	0.7	15	1.2	17	1.9	2-2BS
Ranger	14	9.5	21	2.3	35	11.8	7-2BS, 4-3BS, 3-WC A
Rustler Breaks	20	12.4	25	3.2	45	15.6	1-BYCN, 4-1BS, 7-2BS, 2-3BS, 2-WC A, 4-WC B
Stateline	15	15.0	-	-	15	15.0	2-1BS, 5-3BS-Carb, 8-WC B
Wolf	3	2.8	-	-	3	2.8	3-2BS
Delaware Basin	80	60.8	89	8.2	169	69.0
Eagle Ford Shale	-	-	-	-	-	-	No completions in 2022
Haynesville Shale	-	-	13	0.7	13	0.7	No operated completions in 2022
Total	80	60.8	102	8.9	182	69.7

Note: AVLN = Avalon; BYCN = Brushy Canyon; BS = Bone Spring; BS-Carb = Bone Spring Carbonate; WC = Wolfcamp;. For example, 1-3BS indicates one Third Bone Spring completion and 3-WC A indicates three Wolfcamp A completions for full year 2022.

Matador expects to turn to sales 80 gross (60.8 net) operated wells in the Delaware Basin in 2022, as follows:

•25 gross (23.3 net) wells in the first quarter, including 11 wells in the Stateline asset area (the 11 Voni wells recently turned to sales), nine wells in the Rodney Robinson leasehold, two wells in the Ranger asset area and three wells in the Wolf asset area;
•12 gross (8.0 net) wells in the second quarter, including 11 wells in the Rustler Breaks asset area and one well in the Antelope Ridge asset area outside the Rodney Robinson leasehold;
•25 gross (19.0 net) wells in the third quarter, including 16 wells in the Antelope Ridge asset area outside the Rodney Robinson leasehold, four wells in the Stateline asset area (four Boros Wolfcamp B wells), four wells in the Rustler Breaks asset area and one well in the Ranger asset area; and
•18 gross (10.5 net) wells in the fourth quarter, including 11 wells in the Ranger asset area, five wells in the Rustler Breaks asset area and two wells in the southern portion of the Arrowhead asset area (the “Greater Stebbins Area”).

Additional important features of Matador’s 2022 Delaware Basin operating program are noted below.

•The average working interest of operated wells turned to sales in the Delaware Basin in 2022 is estimated to be 76%, as compared to 94% in 2021.

•Matador anticipates drilling and completion costs for operated horizontal wells turned to sales in 2022 to average approximately $845 per completed lateral foot. This represents a 14% increase in average drilling and completion costs per lateral foot, as compared to $738 per completed lateral foot in the fourth quarter of 2021, reflecting anticipated inflationary increases in service costs as well as fewer wells in the Stateline asset area. Although drilling and completion costs are expected to be higher in 2022, an average drilling and completion cost of $845 per completed lateral foot is approximately the same as the average of $850 per competed lateral foot that Matador achieved in 2020, and a 27% decline from $1,165 per completed lateral foot achieved in 2019. In fact, the average annual drilling and completion cost of $850 per completed lateral foot achieved in 2020 was the lowest average cost per completed lateral foot achieved by Matador until 2021, when the Company achieved its record-low average annual drilling and completion cost of $670 per completed lateral foot. Thus, while service costs have increased and may increase further in 2022, Matador still expects its 2022 drilling and completion program to be very capital efficient.

•Matador anticipates that it may be able to mitigate a portion of the anticipated service cost inflation expected during 2022 through continued improvements in its drilling and completion processes and further reducing the number of “days on well.” Utilization of next-generation shaped drill bit cutters combined with the increased performance and durability of downhole drilling motors has led to further drilling efficiencies resulting in several new area-specific drilling records as the Company has returned to drilling in its Antelope Ridge and Rustler Breaks asset areas in early 2022. Further, the Company continues to improve the efficiency of its hydraulic fracturing operations using new technologies and redefining conventional stimulation processes to achieve more effective pumping time and increase lateral footage completed per day. In the first quarter of 2021, Matador executed its first Simul-Frac completion resulting in a 40% increase in daily completed lateral footage on that well pad. Matador continued to use Simul-Frac wherever possible during 2021, increasing the daily completed lateral footage by an average of 50% on 23 of its wells, and the Company expects to continue using Simul-Frac in 2022. In addition, as Matador returns to previously drilled asset areas, the Company should benefit from the ability to use existing infrastructure, well pads and facilities, which should help to further mitigate increasing service costs.

Stateline Asset Area – Eddy County, New Mexico
At February 22, 2022, Matador had recently turned to sales the 11 Voni wells in the Stateline asset area as planned. Matador is not currently drilling in the Stateline asset area as the Company takes a planned pause from drilling and completion activities in that area for several months. Matador has turned to sales production from 50 wells in the Stateline asset area in the last 18 months and now plans to allow these wells to produce for several months before returning in May to drill and complete four additional Wolfcamp B wells. These four additional Boros wells are anticipated to be turned to sales late in the third quarter of 2022 and, consequently, will not contribute significantly to Matador’s production until the fourth quarter.

Antelope Ridge Asset Area – Lea County, New Mexico

Matador is currently completing nine wells on the Rodney Robinson leasehold in the western portion of the Antelope Ridge asset area, and these wells are expected to be turned to sales in mid-to-late March 2022. Matador also expects to actively drill other of its properties throughout the Antelope Ridge asset area in 2022 and especially during the first six months of 2022. The Company expects to turn to sales production from an additional 17 wells in the Antelope Ridge asset area outside the Rodney Robinson leasehold during 2022, with 16 of these wells anticipated to be turned to sales at various times during the latter half of the third quarter.

Rustler Breaks Asset Area – Eddy County, New Mexico

Matador expects to return to active development of its Rustler Breaks asset area in 2022 and anticipates operating one rig in this asset area throughout much of 2022. The 2022 drilling program in the Rustler Breaks asset area should be characterized by longer laterals with more focus on the development of primarily Bone Spring targets, as compared to most of the Company’s previous drilling campaigns in the Rustler Breaks asset area, which consisted primarily of one-mile laterals and Wolfcamp targets. Matador expects to turn to sales 20 wells in the Rustler Breaks asset area throughout the second, third and fourth quarters of 2022.

Ranger and Arrowhead Asset Areas – Lea and Eddy Counties, New Mexico

Matador plans increased activity in its Ranger asset area during 2022, resulting from the success of the four Uncle Ches wells turned to sales during 2021 and in early 2022, as well as the Company’s recent acquisition of “bolt on” properties to its existing leasehold in Lea County, New Mexico (please see the discussion of Recent Acquisitions and Divestitures in the Company’s Fourth Quarter 2021 earnings release issued on February 22, 2022 for additional details on the recently acquired properties). At February 22, 2022, Matador had contracted a sixth drilling rig to begin development of certain of these recently acquired properties in the Ranger asset area. Matador expects to turn to sales seven wells on these recently acquired properties at varying times during the fourth quarter of 2022.

Matador plans to drill and complete two additional wells in the Greater Stebbins Area beginning in May 2022, and these wells are expected to be turned to sales during the fourth quarter of 2022. The Company then expects to return to more active development of the Greater Stebbins Area in late 2022 and into 2023.

Wolf Asset Area – Loving County, Texas

At February 22, 2022, Matador had recently turned to sales production from three wells, all Second Bone Spring completions, in the Wolf asset area as anticipated. Matador plans to drill three additional wells in the Wolf asset area beginning in August 2022, but these wells are not expected to be turned to sales until early 2023.

2022 Production Estimates and Cadence

Oil, Natural Gas and Oil Equivalent Production Growth and Anticipated Cadence

Matador expects to continue drilling longer horizontal wells from multi-well pads in 2022, with 90% having lateral lengths of two miles or greater. This, in turn, is expected to result in an uneven cadence of wells being turned to sales in any given period, much like the Company has experienced over the last two years. As a result, Matador expects its production growth profile to continue to be uneven or “lumpy” from quarter to quarter.

The table below provides estimated ranges for Matador’s average daily oil, natural gas and total oil equivalent production on a quarterly basis throughout 2022, as compared to actual average daily oil, natural gas and total oil equivalent production in the fourth quarter of 2021. While the table below should provide a reasonable expectation of the Company’s production growth profile for 2022 as of February 22, 2022, the Company anticipates updating these quarterly estimates for the second quarter of 2022 and future periods throughout the year, as necessary to reflect its actual results and then-current estimates.

2022 Quarterly Production Estimates
Period	Average Daily Total Production, BOE per day	Average Daily Oil Production, Bbl per day	Average Daily Natural Gas Production, MMcf per day
Q4 2021	87,300	49,800	225.2
Q1 2022	91,500 to 92,500	52,000 to 52,600	236.0 to 240.0
Q2 2022	106,000 to 108,000	61,700 to 62,700	268.0 to 272.0
Q3 2022	100,000 to 102,000	58,000 to 59,000	254.0 to 258.0
Q4 2022	107,500 to 109,500	62,000 to 63,000	274.0 to 278.0

Matador’s estimated 2022 total oil equivalent production of 37.3 million barrels of oil equivalent (“BOE”), or an average daily oil equivalent production of approximately 102,000 BOE per day (58% oil), at the midpoint of the 2022 guidance range, reflects a year-over-year increase of 19%, as compared to 31.5 million BOE (57% oil), or 86,200 BOE per day, produced in 2021. The Company anticipates its average daily oil equivalent production should increase 24% from 87,300 BOE per day in the fourth quarter of 2021 to approximately 108,500 BOE per day in the fourth quarter of 2022.

Matador’s estimated 2022 total oil production of 21.5 million barrels, or an average daily oil production of approximately 58,900 barrels of oil per day, at the midpoint of the 2022 guidance range, reflects an increase of 21%, as compared to 17.8 million barrels, or an average of 48,900 barrels of oil per day, produced in 2021. The Company anticipates its average daily oil production should increase 26% from 49,800 barrels of oil per day in the fourth quarter of 2021 to approximately 62,500 barrels of oil per day in the fourth quarter of 2022.

Matador’s estimated 2022 total natural gas production of 95.0 billion cubic feet, or an average daily natural gas production of approximately 260.3 million cubic feet per day, at the midpoint of the 2022 guidance range, reflects an increase of 16%, as compared to 81.7 billion cubic feet, or an average daily natural gas production of 223.8 million cubic feet per day, produced in 2021. The Company anticipates its average daily natural gas production should increase 23% from 225.2 million cubic feet per day in the fourth quarter of 2021 to approximately 276.0 million cubic feet per day in the fourth quarter of 2022.

Delaware Basin Production Growth

Matador estimates total oil equivalent production of 35.6 million BOE (59% oil) from the Delaware Basin, or 97,500 BOE per day, at the midpoint of 2022 guidance, a year-over-year increase of 21% from 2021. The Company anticipates its total oil and natural gas production from the Delaware Basin should increase 22% and 20%, respectively, year-over-year, at the midpoint of 2022 production guidance.

First Quarter 2022 Production Estimates

As noted in the table above, Matador expects its average daily total production to increase 5% sequentially from 87,300 BOE per day in the fourth quarter of 2021 to approximately 92,000 BOE per day in the first quarter of 2022. The Company’s first quarter 2022 production volumes have been impacted by several factors that have deferred portions of its anticipated first quarter production into the second quarter of 2022, including (i) several Boros wells which were shut-in in the Stateline asset area while hydraulic fracturing operations were completed by another operator on offsetting wells; (ii) more wells than originally anticipated being shut-in on the Rodney Robinson leasehold while the Company conducts hydraulic fracturing operations on nine new wells there; (iii) periods of shut-in production in the Greater Stebbins Area attributable to artificial lift installations on several of the wells turned to sales in December 2021; and (iv) periods of shut-in production on certain of the recently acquired properties in the Ranger asset area resulting from the need to install and repair ESPs and to upgrade production facilities on these properties.

As a result of these factors, Matador’s average daily total production declined below fourth quarter 2021 levels in January and early February but increased sharply beginning in mid-February with the completion of certain of these operations and the initial production from a number of wells recently turned to sales, including the 11 new Voni wells. Matador’s average daily total production was approximately 84,000 BOE per day in January 2022 but is anticipated to be approximately 93,000 BOE per day in February and approach approximately 100,000 BOE per day in March, depending on when the nine Rodney Robinson wells are turned to sales. Further, as noted in the table above, Matador anticipates its second quarter 2022 average daily total production to increase sequentially by 15 to 17%, as compared to the first quarter of 2022, with average daily oil production anticipated to increase by 18 to 20%.

Conference Call Information

The Company will host a live conference call on Wednesday, February 23, 2022, at 9:00 a.m. Central Time to discuss its fourth quarter and full year 2021 financial and operational results, as well as its 2022 operating plan and market guidance. To access the live conference call, domestic participants should dial (855) 875-8781 and international participants should dial (720) 634-2925. The participant passcode is 5787287. The live conference call will also be available through the Company’s website at www.matadorresources.com on the Events and Presentations page under the Investor Relations tab. The replay of the event will also be available on the Company’s website through March 31, 2022.

About Matador Resources Company

Matador is an independent energy company engaged in the exploration, development, production and acquisition of oil and natural gas resources in the United States, with an emphasis on oil and natural gas shale and other unconventional plays. Its current operations are focused primarily on the oil and liquids-rich portion of the Wolfcamp and Bone Spring plays in the Delaware Basin in Southeast New Mexico and West Texas. Matador also operates in the Eagle Ford shale play in South Texas and the Haynesville shale and Cotton Valley plays in Northwest Louisiana. Additionally, Matador conducts midstream operations, primarily through its midstream joint venture, San Mateo, in support of its exploration, development and production operations and provides natural gas processing, oil transportation services, natural gas, oil and produced water gathering services and produced water disposal services to third parties.

For more information, visit Matador Resources Company at www.matadorresources.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. “Forward-looking statements” are statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address expected future business and financial performance, and often contain words such as “could,” “believe,” “would,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “should,” “continue,” “plan,” “predict,” “potential,” “project,” “hypothetical,” “forecasted” and similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such forward-looking statements include, but are not limited to, statements about guidance, projected or forecasted financial and operating results, future liquidity, the payment of dividends, results in certain basins, objectives, project timing, expectations and intentions, regulatory and governmental actions and other statements that are not historical facts. Actual results and future events could differ materially from those anticipated in such statements, and such forward-looking statements may not prove to be accurate. These forward-looking statements involve certain risks and uncertainties, including, but not limited to, the following risks related to financial and operational performance: general economic conditions; the Company’s ability to execute its business plan, including whether its drilling program is successful; changes in oil, natural gas and natural gas liquids prices and the demand for oil, natural gas and natural gas liquids; its ability to replace reserves and efficiently develop current reserves; costs of operations; delays and other difficulties related to producing oil, natural gas and natural gas liquids; delays and other difficulties related to regulatory and governmental approvals and restrictions; impact on the Company’s operations due to seismic events; its ability to make acquisitions on economically acceptable terms; its ability to integrate acquisitions; availability of sufficient capital to execute its business plan, including from future cash flows, increases in its borrowing base and otherwise; weather and environmental conditions; the impact of the worldwide spread of the novel coronavirus, or COVID-19, on oil and natural gas demand, oil and natural gas prices and its business; the operating results of the Company’s midstream joint venture’s Black River cryogenic natural gas processing plant; the timing and operating results of the buildout by the Company’s midstream joint venture of oil, natural gas and water gathering and transportation systems and the drilling of any additional produced water disposal wells; and other important factors that could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. For further discussions of risks and uncertainties, you should refer to Matador’s filings with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of Matador’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. Matador undertakes no obligation to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except as required by law, including the securities laws of the United States and the rules and regulations of the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contact Information

Mac Schmitz
Capital Markets Coordinator
(972) 371-5225
investors@matadorresources.com